[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.4

DATED 5 NOVEMBER 2015

(1) ISIS INNOVATION LIMITED

and

(2) NIGHTSTARX LIMITED

LICENCE OF TECHNOLOGY

(ISIS PROJECT No. [*])

RPGR therapy

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

THIS AGREEMENT is made on the 5th day of NOVEMBER 2015 (“Effective Date”)

BETWEEN:

(1)	ISIS INNOVATION LIMITED (Company No. 2199542) whose registered office is at University Offices, Wellington Square, Oxford OX1 2JD, England (the “Licensor”); and

(2)	NIGHTSTARX LIMITED (Company Registration No. 08551822), whose registered office is c/o Syncona Partners LLP, Gibbs Building, 215 Euston Road, London, NW1 2BE (the “Licensee”).

BACKGROUND:

•	The Licensor is a technology transfer company wholly-owned by the University of Oxford.

•	Licensee is a private biopharmaceutical company focused on the development of therapies for retinal dystrophies.

•	Licensee and Licensor are already subject to an agreement for the licence of certain gene therapy technology relating to choroideremia dated 13 November 2013, as amended (“Original Licence”).

•	Licensee wishes to acquire a licence to the Licensed Technology, on the terms of this agreement.

AGREEMENT:

1.	Interpretation

In this agreement (including its Schedules), any reference to a “clause” or “Schedule” is a reference to a clause of this agreement or a schedule to this agreement, as the case may be. Words and expressions used in this agreement have the meaning set out in Schedule 1 and Schedule 2.

2.	Grant Of Licence

2.1	In consideration of the payments required to be made under this agreement by the Licensee, the Licensor hereby grants to the Licensee a licence throughout the Territory under and in respect of the Licensed Technology to develop, have developed, train, have trained, research, have researched, make, have made, import, have imported, use and have used and Market Licensed Products in the Field on and subject to the terms and conditions of this agreement.

2.2	Subject to clause 4, the Licence is (i) exclusive in respect of the Application; (ii) exclusive in respect of the Exclusive Licensed Know-How; and (iii) in respect of all other rights licensed under the Licence beyond (i) and (ii) above, is non-exclusive, and in each case is subject to the terms of this agreement. Subject to Clauses 4 and 7, the Licensor retains unrestricted rights to use and license others to use the Licensed Technology outside the Field.

2.3

Within 10 days after the date of this agreement, the Licensor will, at the Licensor’s cost, supply the Licensee with the Primary Documents and shall thereafter take reasonable steps to promptly supply the remaining Documents. Licensor shall also use reasonable endeavours to supply samples of those materials identified in Schedule 2. Additionally, Licensor shall, upon reasonable request from the Licensee made at any time within [*]

1.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

from the date of this agreement, and subject to any obligations of confidentiality owed to third parties, use reasonable endeavours to supply copies of any other documents that are specifically identified to the Licensor by the Licensee as being in the Licensor’s, or the University’s possession which the Licensor is legally able to supply to the Licensee and which are reasonably useful for the purposes of developing, exploiting or Marketing any of the Licensed Technology.

2.4	Subject to clause 2.5 below, the Licensee may grant sub-licences (through multiple tiers) under the Licence, provided that:

(a)	the sub-licensee has obligations to the Licensee commensurate with those which the Licensee has to the Licensor under this agreement, except where it is not legally possible to include such obligations in the sub-licence; and

(b)	promptly following the grant of each sub-licence, the Licensee provides a certified copy of that sub-licence (redacted to exclude the financial terms or commercialisation plans to the extent necessary to reflect any obligations of confidentiality owed to the sub-licensee and any other terms relating to technology or other matters not licensed under or concerning this agreement) to the Licensor; and

(c)	upon termination of the Licence (or part thereof in respect of one or more countries) all sub-licences granted under the Licence (either for the whole territory where the Licence is terminated, or for those countries where the Licence is terminated only in respect of certain countries) shall automatically terminate.

2.5	Licensee shall be entitled to sub-license any of the rights under the Licence through multiple tiers and without restriction save that (i) no sub-licence may be granted to a [*] without Licensor’s prior written consent; and (ii) the Licensor shall have a right to object to the grant of a sub-license under the Licence by Licensee to other third parties solely in the following specific circumstances:

2.5.1	the Licensor may only object in respect of a proposed sub-licensee if, due to the nature of that proposed sub-licensee’s business, the grant of the sub-license to that entity will, in the reasonable and measured opinion of the Licensor, have a material detrimental impact on the reputation of the University by its association; and

2.5.2	if the circumstances in Clause 2.5.1 apply, the Licensor shall only have the right to object provided that it serves written notice of its objection setting out the grounds for its objection within ten (10) days of written notice from Licensee of the identity of the proposed sub-licensee.

2.6	If the Licensor has objected to the grant of a sub-license in accordance with Clause 2.5.2, Licensee may either accept that objection and not grant (or terminate) the sub-license or if it disputes the objection the following shall apply:

2.6.1	the Licensor shall procure that representatives from the Licensor and the University shall meet with Licensee within ten (10) days of the objection to enable the Licensor, Licensee and the University to discuss the proposed sub-license and the reasons for the perceived risk that an association will have a material detrimental impact on the University’s reputation and, in good faith, seek ways in which to overcome or mitigate such risk to a pragmatic and reasonably acceptable position;

2.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.6.2	if the Licensor agrees that the risk is acceptable or the Licensor and Licensee agree on any conditions to include in a sub-license to avert or mitigate the risk then Licensee shall be entitled to grant (or maintain) the sub-license subject to any agreement reached between the Licensor and Licensee;

2.6.3	if within ten (10) days of the objection, (i) the Licensor and Licensee are unable to reach an agreement and Licensee still wishes to grant (or maintain) a sub-license or (ii) representatives of the Licensor and the University do not or are unable to meet with Licensee; then Licensee shall be entitled to refer the objection to a person nominated by the chairman of the Wellcome Trust to the determination identified below (the “Appointed Expert”). The nomination shall be subject to the Appointed Expert agreeing to be so appointed and the terms of that appointment set by the Wellcome Trust. The costs of the Appointed Expert shall be borne by [*]. The Appointed Expert shall be entitled to consider any information presented to the Appointed Expert by the Licensor or Licensee (provided that each party shall copy to the other party all information provided to the Appointed Expert at the same time) and any other information that the Appointed Expert may consider relevant. The Appointed Expert shall make his or her decision as expert and not as arbiter, and the decision of the Appointed Expert shall be final and binding save in the case of manifest error. If, in the Appointed Expert’s opinion the Appointed Expert considers the grant of a sub-licence to the third party objected to by the Licensor will, by virtue of the nature of the business of that third party entity, be materially detrimental to the reputation of the University, then Licensee shall not grant (or shall terminate) such sub-licence. In all other circumstances, irrespective of any objection by the Licensor or the University, Licensee shall be entitled to grant (or maintain) the sub-licence without restriction or condition. The Licensor and Licensee hereby irrevocably agree, accept and acknowledge that neither the Wellcome Trust, the Chairman of the Wellcome Trust nor the Appointed Expert shall have any liability to the Licensor or Licensee (or any third party or any other person) by virtue of the provisions of this Clause or exercise of decisions pursuant this Clause, and the Licensor and Licensee hereby undertake not to make or bring any claim against any of the Wellcome Trust, the Chairman of the Wellcome Trust or the Appointed Expert with respect to performance in connection with the foregoing or this Agreement.

3.	Improvements

3.1	The Licence in clause 2 shall include an exclusive licence within the Field to all of the Licensor’s Improvements.

3.2	The Licensee acknowledges and agrees that all Intellectual Property Rights in the Licensor’s Improvements belong to the Licensor.

3.3	The Licensor acknowledges and agrees that all Intellectual Property Rights in the Licensee’s Improvements belong to the Licensee.

3.4	Licensor shall, from time to time as appropriate keep Licensee reasonably informed of any and all Licensor’s Improvements.

3.5	If the Licence is terminated prior to its expiry, Licensee shall provide reasonable notification to Licensor of Licensee Improvements and Licensor shall have the right, to be exercised within the later of [*] of the date of termination of this agreement or the said notification to the Licensor, to a non-exclusive license to use and commercialise the Licensee’s Improvements on fair and reasonable terms to be agreed.

3.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.	Rights Re Non-Commercial Use and Academic Publication

4.1	The Licensor has, subject to the whole of this Clause 4 reserved for the benefit of the University and those persons who at any time work or have worked on the Licensed Technology a non-transferable, irrevocable, perpetual, royalty-free licence to use the Licensed Technology solely for Non-Commercial Use. The Licensor may also permit the Licensed Technology to be used for Non-Commercial Use by other academic institutions but only in collaboration with the University.

4.2	The licence referred to under this Clause 4 and by way of derogation from the exclusive Licence granted under Clause 2 of this agreement is subject to the following limitations and conditions:

4.2.1	if the University or any person or institution licensed by the Licensor (“Academic licensee(s)”), use or possess the Licensed Technology for Non-Commercial Use and wishes to publish (including by way of publication of any thesis) any of the Licensed Technology that is unpublished information contained in the Application or the results arising from any such use:

4.2.1.1	the Academic Licensee(s) shall refrain from making any publication pending conclusion of all steps required under this clause 4.2.1;

4.2.1.2	the Academic Licensee(s) must first, via the Licensor, give to the Licensee in advance a written outline of all material intended to be disclosed or published that includes or incorporates any of such Licensed Technology (“Academic Materials”);

4.2.1.3	upon receipt of all Academic Materials the Licensee shall within 30 days of receipt either (i) approve the request for publication; or (ii) where the Licensee has legitimate commercial concerns, including wanting to seek protection of the relevant technology, and makes such request within the 30 day time period, the publication shall be postponed, it being understood that failing receipt of the Licensee’s notice within the 30 days’ time period the request for publication shall be deemed to be approved in the form in which they were provided to the Licensee pursuant to this Clause 4.2.1;

4.2.1.4	where Licensee requests to postpone the publication, this shall be communicated to the Licensor in writing together with the reasons for such postponement. The Academic Licensee(s) shall refrain from making any publication of the Academic Materials or the Licensed Technology therein for no less than [*] (or no less than [*] if agreed by Licensor) from the date of notification refusing the request for publication;

4.2.1.5	if consent is given to the request for publication, or where refused the period of [*] (or such longer period as agreed) has expired, the Academic Licensee(s) may proceed to publish the Academic Materials in the form in which they were provided to Licensee pursuant to this Clause 4.2.1; and

4.2.1.6	where the Academic Materials comprise a thesis to be submitted or submitted for examination, the provisions of clause 4.2.1.3 to 4.2.1.5 shall not apply and no other conditions or restrictions shall apply to restrict or interfere with the University’s procedures for receiving or processing theses;

4.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.3	Notwithstanding the foregoing provisions of this clause 4, the Licensor shall not and shall not authorise, enable or permit [*] to use the Licensed Technology or any Licensed Products in connection with any in [*] tests or any [*] pre-clinical or clinical studies without the prior written consent of the Licensee, not to be unreasonably withheld or delayed.

5.	Filing And Maintenance

5.1	The Licensee will pay the Licensor the Past Patent Costs (without making any deduction or set-off) representing the Licensee’s sole contribution to the patent costs incurred by the Licensor prior to the parties entering into this agreement, within thirty (30) Business Days of receiving an invoice from the Licensor dated after the Effective Date.

5.2	The Licensor shall keep the Licensee promptly and fully informed of the prosecution, status and official correspondence received in connection with the maintenance, prosecution and renewal of the Application. The Licensor shall appoint external patent attorneys for the prosecution, maintenance and renewal of the Application in consultation and agreement with the Licensee. The Licensee shall provide its comments on any patent actions that materially affect the Application in a timely manner, giving due consideration to patent office deadlines associated with such actions. The Licensor will, in consultation with the Licensee, and giving reasonable consideration to the views of the Licensee take all reasonable endeavours to prosecute, maintain, and renew the Application throughout the duration of this Licence Agreement to obtain the scope of protection most reasonably possible having regard to the Licensee’s views in the consultation. The Licensee will, within thirty (30) Business Days of receiving an invoice from the Licensor, reimburse the Licensor for all external lawyers and patent attorney fees costs and disbursements properly and reasonably (having regard to the Licensee’s requests during consultations on prosecution) incurred in respect of the prosecution, maintenance or renewal of the Application.

5.3	The Licensee shall inform the Licensor no later than the Effective Date of the territories within the scope of the PCT that it wishes to be covered in the National Phase of the Application but which shall as a minimum include those of the Key Territories (which, in respect of the European territory may be covered by a European patent) where the claimed invention of the original Application is reasonably considered by the Licensee (based on patent attorney advice) to be granted and patentable subject matter pursuant to local patent laws. In the event that the Licensee does not give the advance notice, the Licensor shall then be entitled to proceed with filing the applications [*] in up to [*] territories (with a European Patent classified as one territory) as it may in its sole discretion decide. Where notice is given by the Licensee, the Licensor shall instruct the prosecuting patent attorneys to enter the Application into the National Phase for each identified territory, and Licensee shall only be responsible for the prosecution, maintenance and renewal fees for those notified territories.

5.4	The Licensee shall be entitled to remove any one or more of the countries from the list of territories provided by the Licensee under clause 5.3 at any time by giving not less than [*] notice to the Licensor. If the Application is proceeding under the PCT then such notice may not be given any earlier than the date for commencement of the National Phase filing. For the avoidance of doubt the Licensee shall remain liable for the costs mentioned in clause 5.2 that arise or are incurred by the Licensor during the said notice period in respect of the countries being removed. However, after expiry of the [*], if Licensor continues to maintain the prosecution, maintenance or renewal of the Application in those countries notified by Licensee, such costs shall be at [*] cost and expense.

5.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.	Infringement

6.1	Each party will notify the other in writing of any unauthorised use, misappropriation or infringement of any rights in the Licensed Technology of which the party becomes aware.

6.2	The Licensee has the first right (but is not obliged) to take legal action at its own cost against any unauthorised use, misappropriation or infringement of any rights (including any contractual restrictions) concerning or included in the Licensed Technology in the Field. The Licensee must discuss any proposed legal action with the Licensor prior to the legal action being commenced, and take reasonable due account of the legitimate interests of the Licensor in the action it takes. The Licensor hereby agrees to co-operate to the extent reasonably required by the Licensee in the enforcement of such rights and the Licensee shall reimburse to the Licensor all reasonable external fees, costs and expenses of the Licensor in connection with such co-operation.

6.3	If the Licensee takes legal action under clause 6.2, the Licensee will:

(a)	indemnify and hold the Licensor and the University harmless against all costs (including lawyers’ and patent agents’ fees and expenses), claims, demands and liabilities arising out of or consequent upon such enforcement activities and will settle any invoice received from the Licensor in respect of such costs, claims, demands and liabilities indemnified hereunder within thirty (30) Business Days of receipt; and

(b)	treat any award of profits or damages (including, without limitation, punitive damages) after deduction of all costs (including lawyers’ and patent agents’ fees and expenses that are not recovered from an award of legal costs), claims, demands and liabilities directly arising out of or consequent upon such enforcement activities which were reasonably and properly incurred, as Net Sales for the purposes of clause 8; and

(c)	subject to maintaining privilege or observing any confidentiality arrangements or orders, fully and effectively consult with Licensor in a timely manner before taking any material step in the legal action and take all reasonable steps to keep the Licensor regularly informed of the progress of the legal action, including, without limitation, any claims affecting the scope, enforceability or validity of the Licensed Technology.

6.4	If the Licensee has notified the Licensor in writing that it does not intend to take any action in relation to the unauthorised use, misappropriation or infringement or the Licensee has not taken any such action within [*] of the notification under clause 6.1, the Licensor may take such legal action at its own cost. If the Licensor takes legal action under clause 6.4, the Licensor will:

(a)	to the extent that there is no breach or impropriety alleged against the Licensee in respect of the matter, not include, reference or name the Licensee in any such action or proceedings (including by way of adding the Licensee as a defendant);

(b)	account to Licensee in respect of any award of profits or damages (including, without limitation, punitive damages) after deduction of all costs (including lawyers’ and patent agents’ fees and expenses that are not recovered from an award of legal costs), claims, demands and liabilities directly arising out of or consequent upon such enforcement activities which were reasonably and properly incurred, which Licensee shall treat as Net Sales for the purposes of clause 8; and

6.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(c)	subject to maintaining privilege or observing any confidentiality arrangements or orders, fully and effectively consult with Licensee in a timely manner before taking any material step in the legal action and take all reasonable steps to keep the Licensee regularly informed of the progress of the legal action, including, without limitation, any claims affecting the scope, enforceability or validity of the Licensed Technology.

7.	Confidentiality

7.1	Subject to the remaining provisions of clause 7, each party (being a receiving or disclosing party as the case may be) will keep confidential the Confidential Information of the other party and will not publish or supply the Confidential Information to any third party or use it for any purpose, except in accordance with the terms and objectives of this agreement. Licensor shall be entitled to share Confidential Information of the Licensee with [*], together with professional advisers, in each case subject to all such disclosures being subject to the terms of this clause 7 and the Licensor being responsible to the Licensee for any action or omission by those persons which would, if committed by the Licensor, be a breach of this clause 7.

7.2	The Licensee may disclose to sub-licensees of the Licensed Technology such of the Confidential Information of which it consists as is necessary for the exercise of any rights sub-licensed, provided that the Licensee shall ensure that such sub-licensees accept a continuing obligation of confidentiality in the same terms as this clause, and shall use its reasonable endeavours to procure third party enforcement rights for the benefit of the Licensor, before the Licensee makes any disclosure of the Confidential Information, and where third party enforcement rights for the benefit of the Licensor are not procured the Licensee will be responsible for any action or omission by the sub-licensee which would, if committed by the Licensee, be a breach of this clause 7. Additionally, Licensee may disclose Confidential Information to its professional advisors, financiers, investors, consultants, employees, directors, officers, potential and actual investors, acquirers and licensees subject to such persons accepting an obligation of confidentiality and the Licensee being responsible for any action or omission by such person(s) which would, if committed by the Licensee, be a breach of this clause 7.

7.3	Licensor shall keep confidential, and use reasonable endeavours to procure the University, any academic institution and individuals licensed pursuant to clause 4.1, shall keep confidential and not use the Licensed Technology other than as expressly permitted under clause 4. The exceptions to confidentiality under clause 7.4 below shall not apply to the restrictions under this clause 7.3 in respect of the Licensed Technology. The restrictions under this clause 7.3 in respect of the Licensed Technology shall not apply to information that is or becomes public (other than by publication after the date of this agreement by Licensor or any Academic Licensee(s)) or which Licensee approves (in writing) may be made public. The foregoing shall not affect or release the Licensor from its obligations under Clause 4.2.1 or 7.1.

7.4	Clause 7.1 will not apply to any Confidential Information which:

(a)	is known to the receiving party before disclosure, and not subject to any obligation of confidentiality owed to the disclosing party; or

(b)	is or becomes publicly known without the fault of the receiving party; or

(c)	is obtained by the receiving party from a third party in circumstances where the receiving party has no reason to believe that it is subject to an obligation of confidentiality owed to the disclosing party; or

7.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(d)	the receiving party can establish by reasonable proof was substantially and independently developed by officers or employees of the receiving party who had no knowledge of the disclosing party’s Confidential Information; or

(e)	is approved for release in writing by an authorised representative of the disclosing party.

7.5	The receiving party shall not be in breach of its obligations under clause 7.1 to the extent it makes a disclosure of the disclosing party’s Confidential Information where and to the extent such disclosure is required to be made by mandatory law. In such circumstances, the receiving party shall, so far as is practicable and permitted by law, notify the disclosing party prior to making such disclosure and co-operate with the disclosing party to assist it in seeking confidential treatment of such Confidential Information required to be disclosed.

8.	Royalties And Other Payments

Signing Fee

8.1	Licensor will invoice the Licensee for the Signing Fee shortly after the Effective Date and the Licensee must settle the invoice within thirty (30) Business Days of receipt of the same.

Annual Maintenance Fee

8.2	Until such time as the first Licensed Product licensed under this Agreement is the subject of any full and complete formal application for a Regulatory Approval for the Licensed Product, the Licensee will pay to the Licensor an Annual Maintenance Fee as set out in Schedule 2. Following such filing, no further Annual Maintenance Fees shall be payable.

Royalties

8.3	In respect of any Quarterly reporting period for which Net Sales and royalties are required to be reported by the Licensee pursuant to clause 10.2, the Licensee will (subject to Clauses 8.14 and 8.15) pay to the Licensor a royalty equal to the Royalty Rate on all those Net Sales made during that Quarterly reporting period, on a country by country basis, where during each of those Quarterly reporting periods any one or more of the following circumstances have prevailed with respect to such country during that Quarter:

8.3.1	the Application continues to be in force or subsisting in such country;

8.3.2	the Licensee has Market Exclusivity throughout the world;

8.3.3	the Licensee has Market Exclusivity throughout the Region within which the particular country exists; or

8.3.4	the Licensee has Market Exclusivity in the country;

and where those circumstances do not prevail (“Lost Exclusivity”) sales of such Licensed Product in such country for that particular Quarter under the Licence shall be deemed to have been pursuant to a fully paid up, royalty free, licence and right, and no payments under this Clause 8.3 for or in respect of such Licensed Product in such country shall be due in that Quarter.

8.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Fee Income Royalty Rate

8.4	The Licensee will pay to the Licensor a royalty equal to the Fee Income Royalty Rate on all up-front, milestone and other one-off payments (other than payments made solely in relation to research provided by the Licensee) received by the Licensee under or in connection with the grant of or exploitation of Licensed Technology under all sub-licences under the Licence to the extent such monies are concerned with the Licensed Technology and are not treated as Net Sales. Royalties due under this clause will be paid once in respect of monies received and not each time the Licensed Technology is used. The Licensee will pay each such royalty in accordance with clause 10 at the end of the Quarter in which the monies were received.

Milestones

8.5	Subject to clause 8.15, the Licensee will notify the Licensor as soon as possible after it or any sub-licensee achieves any Milestone, and pay to the Licensor the Milestone Fee in respect of each Milestone within thirty (30) Business Days of the date on which each Milestone is achieved by the Licensee or a sub-licensee.

Payment Principles

8.6	Without prejudice to any financial remedy for breach subject to the cap on liability set out in this agreement, the Signing Fee and the Milestone Fees are non-refundable and will not be considered as an advance payment on royalties payable under clause 8.3.

8.7	Should the Licensee receive any non-monetary consideration when Marketing Licensed Products, Net Sales shall, subject to clause 8.3, be calculated by reference to the fair market value of such non-monetary consideration. The Licensee must not accept non-monetary consideration exceeding [*] in any calendar year without the prior consent of Licensor not to be unreasonably withheld.

Aggregate Sales Threshold Milestone

8.8	Upon the aggregate Net Sales of Licensed Product exceeding [*], provided that there is no Lost Exclusivity, Licensee shall thereafter pay to Licensor, on a [*], an additional royalty of [*] on the Net Sales made in that [*] beyond the first [*] of aggregate Net Sales, up until such time as there is Lost Exclusivity or the total amount paid by virtue of that additional royalty in respect of Licensed Product is equal to GBP£2,000,000 such that the maximum payment under this clause for each Licensed Product will not exceed this amount.

Miscellaneous Payment Provisions

8.9	The Licensee will make all payments in pounds sterling or any currency replacing pounds sterling in its entirety.

8.10	For the purposes of calculating any amount payable by the Licensee to the Licensor in a currency other than pounds sterling (or replacement currency), the Licensee shall apply the exchange rate quoted by the Financial Times as published in London on the first Business Day of the last month of the Quarter just closed.

8.11	Where the Licensee has to withhold tax by law, the Licensee will deduct the tax, pay it to the relevant taxing authority, and supply the Licensor with a Certificate of Tax Deduction at the time of payment to the Licensor.

8.12	In the event that full payment of any amount due from the Licensee to the Licensor under this agreement is not made by any of the dates stipulated, the Licensee shall be liable to pay interest on the amount unpaid at the rate of [*] over the base rate for the time being of the Bank of England, from the date when payment was due until the date of actual payment.

9.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.13	If the Licensed Product is of a description covered by the Medicines Access Policy, the Licensee shall adhere to the requirements of the Medicines Access Policy.

Royalty Stack

8.14	If the Licensee has to pay royalties to a third party (other than an Affiliate), for the right to make, have made, use or Market a Licensed Product, under a licence of Intellectual Property Rights without which the Licensed Technology cannot lawfully be exploited, then the Licensee will be entitled to deduct from all payments due to the Licensor under clause 8.3 in respect of the products concerned an amount equal to [*] of the royalties actually paid to that third party, up to a maximum amount of [*] of the royalties due to the Licensor under clause 8.3.

Avoiding Double Royalties

8.15	The parties acknowledge that they are subject to the Original Agreement, this Agreement and an additional four licence agreements to be executed on or around the date of this Agreement (collectively with the Original Agreement, the “Isis Licences”). It is intended that each Isis Licence will only cover a distinct and separate product, process and technique and that there shouldn’t be royalties due under other of the Isis Licences in respect of any of the same product, process or technique sold or deployed by Licensee (or its sublicensees). However, in the event that any product, process or technique Marketed, sold or deployed by Licensee (or any sublicensees) in a single therapeutic field triggers a payment under more than one of the Isis Licences, then royalties payable under each of the relevant Isis Licences will be reduced, on a licence by licence basis, to [*] of the sum that is payable under each of the Isis Licences, provided that the aggregate sum of royalties payable under each of the relevant Isis Licences following the reduction to [*] of the original royalty rates thereunder for such product, process or technique Marketed, sold or deployed shall, in no event, be less than [*] of the single royalty that would be payable under the one relevant Isis Licence that bears the highest royalty rate under which a royalty is payable for such product, process or technique. Furthermore, to the extent any Licensed Product under this licence is Marketed or administered using any of the surgical techniques and/or protocols within the definition of Licensed Technology under the Original Agreement, provided that Isis does not control any patent (pending or granted) claiming such surgical techniques and/or protocols (which would be infringed by use of the same in Marketing or administering the Licensed Product) in the country of sale of the Licensed Product, no royalty shall be triggered or payable under the Original Agreement or any of the other Isis Licences for such use.

9.	Development Obligations

9.1	The Licensee shall use its reasonable endeavours to develop, exploit and Market the Licensed Product in accordance with the Development Plan.

9.2

If the Licensee proposes to make a material amendment to the Development Plan, it shall as soon as practicable inform the Licensor giving sufficient details and provide the Licensor with such additional information relevant to those material amendments as the Licensor may reasonably request. The Licensor shall approve the Licensee’s material amendments to the Development Plan provided that those amendments are reasonable and reflect the efforts reasonably required of a prudent drug development company (of equivalent resource as the Licensee) having regard to, without limitation, regulatory and

10.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

scientific guidance from regulatory authorities and industry leaders. For the avoidance of doubt, upon the Licensee receiving the Licensor’s approval the revised development plan shall become the Development Plan and any non-material amendments shall be deemed to have amended the Development Plan without requiring the Licensor’s consent.

9.3	Without prejudice to Licensee’s obligations under clause 9.1 and 9.2 above, the Licensor shall, subject to clause 9.4, have the right to terminate the Licence on a country by country basis if:

9.3.1	with respect to a country within the Major Market, by the [*] the Licensed Product has not been Exploited in that country; or,

9.3.2	in respect of a country within the Secondary Market, by the [*], the Licensed Product has not been Exploited in that country in the Secondary Market.

9.4	The right of the Licensor to terminate the Licence in respect of a country under clause 9.3 is subject to:

9.4.1	Licensor serving a written notice on Licensee identifying the country or countries in respect of which it is seeking to exercise its rights under clause 9.3; and,

9.4.2	Licensee has not begun Exploitation in such country or countries within [*] of the notice served under clause 9.4.1.

10.	Royalty Reports And Audit

10.1	The Licensee will provide the Licensor with a report at least once in every [*] outlining in reasonable detail having regard to the Development Plan the activities and achievements in its development of the Licensed Technology in order to facilitate its commercial exploitation, and in the development of potential Licensed Products.

10.2	The Licensee will provide the Licensor with a royalty report within [*] after the close of each Quarter of the Licence Year for each Licensed Product Marketed by the Licensee and its sub-licensees in that Quarter. Each Royalty Report will:

(a)	set out the Net Sales of each Licensed Product Marketed by the Licensee;

(b)	provide a calculation of the royalties due including details of all relevant currency conversions made;

(c)	provide a statement showing whether or not aggregate Net Sales due exceed [*], and if so by how much until payments due in respect of Licensed Products under clause 8.8 cease to be payable;

(d)	set out details of any deductions made to calculate the Net Sales; and

(e)	set out the steps taken during the Licence Year to promote and market Licensed Products.

(f)	set out details of any deductions made under clause 8.14 and 8.15.

The Licensee must pay the Licensor the royalties due in respect of the Quarter just closed at the same time as the Licensee delivers the Royalty Report.

10.3	The Licensee will also deliver to the Licensor a periodic report from the Licensee providing data in Licensee’s possession (in outline form) to give a reasonable indication or estimate of the actual or expected market share of the Licensee and its sub-licensees. Such report shall be deemed the Confidential Information of the Licensee. Before the first commercial sale of a Licensed Product the Licensee shall provide this report [*]. From then onwards, the report shall be delivered [*]. This obligation is not intended to place a significant additional financial or administrative burden on the Licensee.

11.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.4	If a Licensed Product Marketed by the Licensee is re-Marketed by an Affiliate or an entity over which the Licensee exercises Control, the royalty on each such Licensed Product will be calculated on the highest of the prices at which it is Marketed or re-Marketed.

10.5	The Licensee must keep complete and accurate accounts of all Licensed Products manufactured, used or Marketed by the Licensee in each Licence Year for at least [*]. The Licensor may, through an independent certified accountant, have audited all such accounts on at least [*] written notice no more than [*] for the purpose of determining the accuracy of the Royalty Reports and payments. Where an independent auditor undertakes an audit, Licensee shall under obligations of confidentiality make available to the auditor, solely for the purpose of conducting the audit, an unredacted copy of all sub-licences granted in respect of the Licensed Technology in accordance with clause 2.4 to enable the calculation of the royalties. If on any such audit a shortfall in payments of greater than [*] for that is discovered in respect of an individual Licence Year, the Licensee shall pay the Licensor’s reasonable audit costs and pay any shortfall in royalties together with interest on the shortfall (calculated in accordance with clause 8.13) in full and final settlement of its obligations under this agreement with respect to royalties due for that audited period.

11.	Duration And Termination

11.1	This agreement will take effect on the date of signature. Subject to the possibility of earlier termination under the following provisions of this clause 11, and subject to the possibility of an extension to the term by mutual agreement, this agreement shall continue in force until and expire upon the Licensee’s written election when none of the following circumstances exist for a consecutive period of 12 months:

11.1.1	the Application continues to be in force or subsisting in any country; 11.1.2 the Licensee has Market Exclusivity throughout the world;

11.1.2	the Licensee has Market Exclusivity throughout any Region; or 11.1.4 the Licensee has Market Exclusivity in any country.

Notwithstanding the foregoing, this agreement will expire in its entirety on the twentieth (20) anniversary of the Effective Date.

Upon expiry of this agreement in accordance with the foregoing, Licensee’s Licence shall automatically convert to a fully paid up, royalty free, licence in perpetuity without restriction or control over its sub-licensing or assignment.

11.2	If either party commits a material breach of this agreement, and the breach is not remediable or (being remediable) is not remedied within a period allowed by notice given by the other party in writing calling on the party in breach to effect such remedy (such period being not less than sixty (60) days), the other party may terminate this agreement by written notice having immediate effect. It is accepted that any delay in fulfilling an obligation under this agreement will be deemed capable of being remediable by fulfilment of that obligation within the relevant notice period notwithstanding the fact such obligation has been delayed or performed late.

11.3	The Licensee may terminate this agreement for any reason at any time on or after the second anniversary of the Effective Date on two (2) months’ written notice whereupon the Licensee shall bring all sub-licences to an end on the same date. Any such termination shall not absolve the Licensee of its obligation to accrue and pay royalties and other payments under the provisions of clause 8 in respect of the period prior to termination.

12.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.4	The Licensor may terminate this agreement:

(a)	by written notice if the Licensee has a petition presented for its winding-up (which is not set aside within ninety (90) Business Days of its filing), or passes a resolution for voluntary winding-up otherwise than for the purposes of a bona fide amalgamation or reconstruction, or has a receiver or administrative receiver appointed of all or any part of its assets (which appointment is not set aside within ninety (90) Business Days of the appointment);

(b)	on thirty (30) days’ written notice if the Licensee opposes or challenges the validity of the Application before a patent office or court.

11.5	On termination or expiration of this agreement, for whatever reason, the Licensee:

(a)	other than on expiry of this Agreement, must bring all sub-licences it has granted to an end on the same date; and

(b)	shall pay to the Licensor all outstanding royalties and other sums properly due under this agreement up to the date of termination or expiry; and

(c)	shall provide the Licensor with details of the stocks of Licensed Products held at the point of termination;

(d)	shall (save as permitted under clause 11.1 or elsewhere in this agreement) cease to have any licence to the Licensed Technology; and

(e)	other than on expiry of this agreement, must [*] destroy all Licensed Products in its possession unless otherwise agreed by the Licensor (acting reasonably).

11.6	Termination of this agreement, whether for breach of this agreement (excluding breach by Licensor) or otherwise, shall not absolve the Licensee of its obligation to accrue and pay royalties under the provisions of clause 8 for the duration of any notice period and in respect of any dealings in Licensed Products permitted by clause 10.4.

11.7	Clauses 3.5, 4.1, 6.3, 6.4, 11.1 (last paragraph), 11.5, 11.6, 11.7, 11.8, 12, 13.4, 13.6, 13.9,13.11, 13.13 and 13.14 will survive the termination or expiration of this agreement, for whatever reason, indefinitely.

11.8	Clauses 7 and 10.5 will survive the termination or expiration of this agreement, for whatever reason, for a period of six (6) years.

12.	Warranties, Representations and Liability

12.1	The Licensor hereby represents and warrants to Licensee that as at the date of this agreement:

12.1.1	so far as it is aware, it is the sole legal and beneficial proprietor of the Licensed Technology free of any encumbrances or obligations owed to third parties in respect of the same;

12.1.2	save for the rights expressly reserved pursuant to clause 4, in so far as the Licensor is aware neither the Application nor Exclusive Know-How has been licensed or assigned to any third party by the Licensor, nor has any option been granted to grant a licence or assign the same to any third party by the Licensor nor any covenant not to sue, consent, waiver, release or other permission been granted or promised to be granted by the Licensor in respect of the same.

12.1.3	so far as it is aware, no right to claim damages, an account of profits or other claim or liability in respect of infringement of any of the Licensed Technology has been assigned, made over or promised to be assigned by the Licensor to any third party;

13.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

12.1.4	it has not received any advice, report, search result or other communication (save for those search reports provided to Syncona Partners LLP prior to the Effective Date) from a patent office or the patent attorneys prosecuting the Application which adversely affects the prospects of securing a granted or issued patent from the Application ;and,

12.1.5	for the purposes of this clause 12.1, reference to the knowledge of the Licensor shall be exclusively determined by reference to the following: 12.1.5.1 the actual knowledge of employees of the Licensor, as at the date of this agreement; and

12.1.5.1	without any express or implied duty on any of these individuals to have made any specific or general enquiries regarding the subject matter of the warranties in this clause 12.1.

12.2	Save as expressly set out herein and without intending to affect the Licensor’s and the University’s rights under clause 12.3 below to the fullest extent permissible by law, neither party makes any warranties or representations of any kind including, without limitation, warranties with respect to:

(a)	the quality of the Licensed Technology;

(b)	the suitability of the Licensed Technology for any particular use;

(c)	whether use of the Licensed Technology will infringe third-party rights; or

(d)	whether the Application will be granted or the validity of any patent that issues in response to that Application.

12.3	Subject to clause 12.4 and 12.7, the Licensee shall indemnify the Licensor and the University and hold the Licensor and the University harmless from and against any and all claims, damages and liabilities asserted by third parties (including claims for negligence) which arise directly or indirectly from the use of the Licensed Technology or the Marketing of Licensed Products by the Licensee and/or its sub-licensees after the Effective Date, save to the extent such claim is due to the negligence of the Licensor or University that occurred prior to the date of this agreement.

12.4	The indemnity under clause 12.3 is conditional upon:

(a)	Licensee having the conduct of any such third party claim;

(b)	Licensor notifying Licensee as soon as practicable and in any event within [*] of becoming aware of the Indemnified Claim;

(c)	Licensor co-operating with and [*] providing all reasonable assistance and information reasonably required by Licensee to defend and challenge the Indemnified Claim and, if appropriate, make any counterclaim; and,

(d)	Licensor not making any admission, compromise, settlement or discharge of any Indemnified Claim without the consent of the Licensee (which will not be unreasonably withheld or delayed).

12.5	In respect of any Indemnified Claim, Licensee will use its reasonable endeavours to defend any Indemnified Claim (subject to the Licensor and the University retaining the right to be kept informed of progress in the action and to have reasonable input into its conduct).

12.6	The Licensee irrevocably undertakes to make no claim personally against any researcher, employee or student of the University in connection with this agreement or its subject matter other than for breach of confidence or wilful default but in any event shall not claim damages in any proceedings for breach of confidence or wilful default personally against any researcher, employee or student of the University, it being acknowledged that the foregoing shall not prevent the Licensee seeking damages against the University for any actions or omissions of any officer, researcher, employee or student of the University that the Licensee would be entitled to claim against the University but for this clause 12.6.

14.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

12.7	Save in respect of the Licensee’s liability arising under clause 8 and subject to 12.8, the liability of either party for any breach of this agreement, or arising in any other way out of the subject-matter of this agreement, will not extend to incidental or consequential damages or to any loss of profits.

12.8	The Licensee, notwithstanding the general exclusion under clause 12.7 for such losses, shall be liable to Licensor for those incidental or consequential damages or loss of profits arising from third party claims which are recoverable under Clause 12.3 but subject to a maximum recovery and liability for such losses in the aggregate of [*].

12.9	The liability of the Licensor to the Licensee accruing under this agreement, including without limitation liability for negligence, in any [*] period shall in no event exceed a sum calculated as [*] for the period of [*] prior to the date such liability arose.

12.10	Nothing in this agreement shall limit or exclude any liability for fraud or fraudulent misrepresentation.

13.	General

13.1	Registration - The Licensee may [*] register its interest in the Licensed Technology with any relevant authorities in the Territory. The Licensee must not, however, register an entire unredacted copy of this agreement in any part of the Territory or disclose its financial terms without the prior written consent of the Licensor, unless the requirements of a particular jurisdiction require a full unredacted copy to be lodged (in which case the Licensee shall endeavour to provide no less than [*] advance notice of such recordal to the Licensor).

13.2	Advertising - Neither party may use the name of the other, and Licensee shall not use the name of the University or the Inventor in any advertising, promotional or sales literature, without the other’s prior written approval. The foregoing shall not prevent a party from identifying factual matters such as the provenance of the Licensed Technology, the Named Inventors or the positions held by the Named Inventors.

13.3	Packaging - The Licensee will, if reasonable to do so without additional administrative or financial burden, ensure that the Licensed Products and any packaging associated with them are marked suitably with any relevant patent or patent application numbers in compliance with the laws of each of the countries in which the Licensed Products are sold or supplied and in which they are covered by the claims of any patent or patent application, to the intent that the Licensor shall not suffer any loss or any loss of damages in an infringement action.

13.4	Thesis - Without prejudice to the provisions of clause 4, this agreement shall not prevent or hinder registered students of the University from submitting for degrees of the University theses based on the Licensed Technology; or from following the University’s procedures for examinations and for admission to postgraduate degree status.

13.5	Taxes - Where the Licensee has to make a payment to the Licensor under this agreement which attracts value-added, sales, use, excise or other similar taxes or duties (excluding any withholding, Licensor income or Licensor capital gains taxes), the Licensee will be responsible for paying those taxes and duties.

15.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

13.6	Notices—All notices to be sent to the parties under this agreement must indicate the Isis Project No [*] and should be sent, by post and (assuming the fax number is operational to receive faxes at the time notice is sent) fax unless agreed otherwise in writing, until further notice to:

For Licensor to:
The Managing Director, Isis Innovation Ltd, Buxton Court, 3 West Way, Botley,
Oxford OX2 OSZ

For Licensee to:
Chris Hollowood, Nightstarx Limited, c/o Syncona Partners LLP, Gibbs Building,
215 Euston Road, London, NW1 2BE, Fax: +44 (0)20 7611 2032

13.7	Force Majeure - If performance by either party of any of its obligations under this agreement is prevented by circumstances beyond its reasonable control, that party will, subject to having provided the other party with written notice either in advance or where not possible within [*] of the affected party becoming aware of the force majeure event, be excused from performance of that obligation for the duration of the relevant event.

13.8	Assignment - Neither party may assign any of its rights or obligations under this agreement in whole or in part, except to an Affiliate and only for so long as it remains an Affiliate, without the prior written consent of the other party. If the Licensor assigns its rights in any of the Licensed Technology to any person it shall do so expressly subject to the Licensee’s rights under this agreement and any additional agreements between the parties relating to the Licensed Technology.

13.9	Severability - If any of the provisions of this agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions will not in any way be affected or impaired. The parties will, however, negotiate to agree the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision found to be void or unenforceable.

13.10	No Partnership etc - Nothing in this agreement creates, implies or evidences any partnership or joint venture between the Licensor and the Licensee or the relationship between them of principal and agent.

13.11	Entire Agreement - This agreement constitutes the entire agreement between the parties in relation to the Licence and the Licensee has not relied on any other statements or representations in agreeing to enter this contract. Specifically, but without limitation, this agreement does not impose or imply any obligation on the Licensor or the University to conduct development work. Any arrangements for such work must be the subject of a separate agreement between the University and the Licensee.

13.12	Variation - Any variation of this agreement must be in writing and signed by authorised signatories for both parties. For the avoidance of doubt, the parties to this agreement may rescind, terminate or vary this agreement without consent of any party that has the benefit of clause 13.13, provided that the parties may not vary or waive the rights of the Wellcome Trust, the Chairman of the Wellcome Trust or the Appointed Expert under clause 2.6.3 without their prior written consent.

13.13	Rights of Third Parties - The parties to this Agreement intend that by virtue of the Contracts (Rights of Third Parties) Act 1999, (i) the University and the people referred to in clause 12.6 and clause 13.12 will, subject to the obligations on the Licensor, be able to enforce the terms of this agreement intended by the parties to be for their benefit as if the University and such persons were party to this agreement; and (ii) the Wellcome Trust, the Chairman of the Wellcome Trust and the Appointed Expert may enforce the provisions of Clause 2.6.3.

16.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

13.14	Governing Law - This agreement is governed by English Law, and the parties submit to the exclusive jurisdiction of the English Courts for the resolution of any dispute which may arise out of or in connection with this agreement.

17.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SCHEDULE 1 - DEFINITIONS

Academic and Research Purposes means research, teaching or other scholarly use, in each case which is undertaken for the purposes of education and research.

Affiliate means any company or legal entity in any country Controlling or Controlled by the Licensee.

Application means:

(a)	the patent application set out in Schedule 2;

(b)	any patents granted or issued in response to that application;

(c)	any patents and applications which may be granted based on and/or deriving priority (in whole or part) from that application; and

(d)	any addition, continuation, continuation-in-part, division, reissue, renewal, extension or supplementary protection certificate based on or derived from that application or any patents in (b) or (c) above.

Business Day means a day, other than a Saturday or Sunday, on which clearing banks are permitted to open in London, England.

Commercialisation means in respect of a country (i) making the Licensed Product available for use or sale in such country, or (ii) a material proportion of patients ordinarily resident in that country and requiring treatment with the Licensed Product receive treatment using the Licensed Product outside of that country, for example through medical tourism, irrespective of whether the Licensed Product is made available for sale or use in that country.

Confidential Information means in relation to each party any materials, ideas, inventions, concepts, data, trade secrets, customer lists, market intelligence, regulatory strategies, clinical data, non-clinical data, research or other information disclosed by or on behalf of that party to the other, including, without limitation:

(a)	the Licensed Technology, to the extent that it is not disclosed by the Application when published;

(b)	the Development Plan;

(c)	financial reports including royalty reports;

(d)	results from the development of the Licensed Technology; and

(e)	this agreement.

Control means:

(a)	ownership of more than fifty percent (50%) of the voting share capital of the relevant entity; or

(b)	the ability to direct the casting of more than fifty percent (50%) of the votes exercisable at a general meeting of the relevant entity on all, or substantially all, matters.

Clinical Patient Care means diagnosing, treating and/or managing the health of persons under the care of Professor [*] in the event that such Licensed Technology is capable of application in a healthcare setting without further development.

Development Plan means the plan set out in Schedule 3, and updated from time to time in accordance with clause 9.2.

Documents means the documents and clinical data sets identified in Schedule 2.

Exclusive Licensed Know-How means know-how and information disclosed in [*] including the details on the Novel gene therapy vector [*].

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exploited means development and exploitation activities with respect to Licensed Product including, without limitation, initiating or conducting any clinical trials or further clinical trials, obtaining or applying for Regulatory Approvals in any country, negotiating with the relevant reimbursement body, any act of Commercialisation, licensing, promotion, marketing, distribution and sales of the Licensed Product and “Exploited”, “Exploiting” and “Exploitation” shall be construed accordingly. For clarity (i) if a further clinical trial is being undertaken or is pending anywhere in the world with a view to providing data that will enable applications for Regulatory Approvals to be made in any country within the Major Markets or Secondary Markets or (H) applications for Regulatory Approvals have been made within the Major Markets, in either case in the timeline set forth in the Development Plan, Licensee shall be considered to be Exploiting and fulfilling its development and exploitation obligations.

Fee Income Royalty Rate means the fee income royalty rate set out in Schedule 2.

Field means all fields.

Financial Year means the 12 month period commencing on the first date of the Licensee’s corporate financial accounting period.

Improvement means any development of the Licensed Technology which would, if commercially practised, infringe and/or be covered by a claim subsisting or being prosecuted in the Application.

Indemnified Claim means any claim under which the Licensor and the University are entitled to be indemnified under clause 12.3.

Intellectual Property Rights means all rights in patents (including without limitation any addition, continuation, continuation-in-part, division, reissue, renewal, extension or supplementary protection certificate), inventions, know-how, trade secrets, copyrights, database rights, rights in designs, and all or any other intellectual or industrial property rights, whether or not registered or capable of registration and including all applications and rights to apply for the same in each case for their full and any extended term throughout the world.

Inventor means Professor Robert MacLaren.

Named Inventors means the inventors named in the Application and identified in Schedule 2.

Key Territories means the USA, UK, Germany, France, Spain and Italy.

Licence means the licence granted by the Licensor to the Licensee under clause 2.1.

Licensed Know-how means (i) the Exclusive Licensed Know-how; and (ii) all other confidential information, including know-how and trade secrets, relating to the Application that has been communicated to the Licensee by the Licensor in writing before the Effective Date or is communicated to the Licensee by the Licensor in writing under this agreement within [*] after the Effective Date in each case which is in the records or knowledge of the Licensor or the University.

Licensed Product means any product, product manufactured process or composition or service which is entirely or partially produced by means of or with the use of, or within the scope of, the Licensed Technology, or any of it.

Licensed Technology means the Application, the Licensed Know-How and Licensor Improvements.

Licensee’s Improvements means any Improvements made from time to time prior to the [*] of the Effective Date by the Licensee, its employees, consultants or agents, or any of them and the Intellectual Property Rights pertaining to them which the licensee is legally able to license.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Licence Year means each twelve (12) month period (or part thereof) beginning on the Effective Date and thereafter renewing on 15th January of each subsequent year during this agreement.

Licensor’s Improvements means any Improvements made from time to time prior to the [*] of the Effective Date solely by [*] within the Field, and the Intellectual Property Rights pertaining to them, of which the Licensor has been made aware and is legally able to license other than Licensee’s Improvements.

Major Markets means the United States of America and the European Union (as it exists as of the Effective Date).

Market means, in relation to a Licensed Product, offering to sell, lease, licence or otherwise commercially exploit the Licensed Product or the sale, lease, licence or other commercial exploitation of the Licensed Product.

Market Exclusivity in respect of the applicable time period after the first commercial sale of the Licensed Product means the achievement or retention of a certain proportion of the Relevant Market during that time period as determined by reference to the Measurement Procedure which proportion is:

(i) not less than [*] of reported procedures in the Relevant Market (“MEI. Figure”); or

(ii) provided always that if for any time period the Measurement Procedure is for any reason unavailable, then for the relevant time period the ME1 Figure shall be set to [*] for that time period.

For example if the Measurement Procedure identifies [*] procedures using Licensed Product in the United Kingdom for a given Quarter and the Licensee has sold [*] procedures using Licensed Product in the United Kingdom in the same Quarter then the Licensee has provided [*] of the procedures in the United Kingdom that Quarter.

Measurement Procedure means for any time period a detailed review and analysis of data published by IMS Health Inc. or any successor of IMS Health Inc. [*] for the Relevant Market for that time period. If necessary or reliable data is not available from IMS Health Inc. or its successors then another reputable data aggregator service may be relied upon.

Medicines Access Policy means the policy of the University existing as of the Effective Date to promote access to pharmaceutical and other products and services, the version of which is available at www.admin.ox.ac.uk/researchsupport/integrity/access.

Milestone and Milestone Fee means the milestones, and the amounts payable on achievement of each of the milestones, set out in Schedule 2.

Net Sales means the gross selling price received of the Licensed Product in the form in which it is Marketed by the Licensee or any sub-licensee, less:

(a)	trade, quantity or cash discounts actually given; and

(b)	insurance, freight, postage, shipping and packaging expenses actually paid; and

(c)	rebates, refunds, allowances, chargebacks, administrative fees given or paid in the normal course of trade; and,

(d)	retroactive price reductions, credits or allowances given or paid in the normal course of trade;

(e)	customs duties, sales taxes, excise taxes, import/export duties, value-added taxes or other taxes imposed upon and payable with respect to such sales (excluding taxes on income).

Non-Commercial Use means use of the Licensed Technology for Academic and Research Purposes and other not-for-profit scholarly purposes which are undertaken at a non-profit or governmental institution that does not involve the production or manufacture of products for sale

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

or the performance of services for a fee or for the commercial benefit of any third parties. Neither the receipt of reimbursements for the costs of preparation and shipping of samples of materials provided to third parties as a professional courtesy, in response to publication requests or otherwise, in accordance with academic custom nor the receipt of funding for research shall constitute sale of products or performance of service for a fee. This includes the right for the University to use the Licensed Technology as enabling technology in other research projects (including Clinical Patient Care which is not for the commercial benefit of third parties).

Past Patent Costs means the past patent costs set out in Schedule 2.

Primary Documents means (i) the Applications; (ii) documents and electronic files relating to the Exclusive Licensed Know-How and (iii) the pre-clinical in-vitro and in-vivo data files containing all data reference in the Applications.

Project means the project referred to in Schedule 4.

Quarter or Quarterly means any period of three calendar months (or part thereof) during a Licence Year ending on 31 March, 30 June, 30 September or 31 December.

Region or Regional means one of the six continents of the world (as defined by the United Nations from time to time) within which the country is classified.

Relevant Market means therapy by means of supply of product or service for treatment of X-linked retinitis pigmentosa using the Same Method of Action.

Regulatory Approval means all marketing authorisations and approvals to be issued by applicable regulatory authorities in relevant territories as are required for the commercial manufacture, sale and marketing of medicinal products (and as applicable any devices) together with all pricing and reimbursement approvals as may be required by any authorities or purchasers.

Royalty Rate means the royalty rate or rates set out in Schedule 2.

Royalty Report means the report to be prepared by the Licensee under clause 10.2.

Secondary Markets means the following countries namely Japan, Brazil, India, China, Russia and the following regions namely Africa and Oceania.

Same Method of Action means methods that deliver the same or similar biological mechanism to that of the biological and medicinal products comprised within the Licensed Product, including without limitation gene therapy, biological medicinal products and other medicinal products.

Signing Fee means the signing fee set out in Schedule 2.

Territory means worldwide.

[*] means any entity which develops, sells or manufactures [*].

University means the Chancellor, Masters and Scholars of the University of Oxford whose administrative offices are at the University Offices, Wellington Square, Oxford OX1 2JD.

University Personnel means the University’s employees, professors, academics (including visiting academics) and students.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SCHEDULE 2

Application: GB Patent Application 1516066.6

PCT National Phase filing deadline: 15th March 2018

Inventors Named In The Application: Robert Maclaren & Dominik Fisher

Territory: The World

Field: All Fields

Documents:

Tier 1 (within 3 months)

Documents:

-	[*]

-	Data summaries

-	Descriptions, DNA sequence and plasmid maps or diagrams for plasmids used in the production of AAV vectors

-	Descriptions, DNA sequence and schematic diagrams of AAV vectors

-	GMMO risk assessment form

Materials:

-	Plasmids with gene of interest

Tier 2 (within 6 months)

-	Raw data, lab books and technical/research reports

-	[*]

-	Details of any data presented at conferences, workshops, symposia (oral, poster or other presentation)

-	Development history of all plasmids describing design, construction and analysis of structure and function

-	Source history of all plasmids confirming origin of all components, including copies of Material Transfer Agreements and Permissions to use and sub-licence all components

-	Development history of all AAV viruses describing design, construction and analysis of structure and function

-	Source history of all AAV viruses

-	Standard operating procedures and batch manufacturing records or documentation for plasmid and AAV production and analysis

-	Analytical method development, protocols, qualification and testing data

-	Details of reagents used for analytical testing, preparation details of reagents that are not available commercially

Materials:

-	AAV expression cassette

-	Vector samples

Past Patent Costs: £1,885.00

Signing Fee: £75,000

Royalty Rate: [*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Annual Maintenance Fee (clause 8.2):

Anniversary of the Effective Date	Annual Maintenance Fee
1st	[*]
2nd	[*]
3rd	[*]
4th	[*]
5th	[*]
6th	[*]
7th	[*]
8th	[*]
9th and onwards	[*]

Fee Income Royalty Rate (clause 8.3): [*]

Milestone and Milestone Fee (clause 8.4):

Milestone	Milestone Fee
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SCHEDULE 3- DEVELOPMENT PLAN

X-linked retinitis pigmentosa gene therapy development overview

NighstaRx

Nightstar is committed to developing a portfolio of gene therapy products targeting inherited retinal diseases (IRD’s). The lead programs are based on the work of Professor MacLaren at the Nuffield Laboratory of Ophthalmology compromising 5 separate IRD targets:

1. X Linked RP RPGR

2. [*]

3. [*]

4. [*]

5. [*]

Nightstar has considerable ophthalmology, commercial and development expertise as well as vast experience in the manufacture and licensure of virus based biologics, exemplified by the biographies of the Company’s CEO, CMO, VP of CMC and VP of Regulatory. This expertise is key to the success of the programmes and will ensure their path to licensure is significantly de-risked.

David Fellows- CEO
●	Senior pharmaceutical executive with 34 years of commercial ophthalmology experience
●	As of January 2014 has a portfolio of executive, non-executive and charitable ophthalmology roles
●	Previously VP Global Vision franchise at J&) and President of Europe & Asia at Allergan

Aniz Girach—CMO
●	Ex-CMO at Thrombogenics, where he led the US and EU approval of ]ETREA
●	Clinical ophthalmologist; 60+ publications; 4 books
●	Honorary Professor of Ophthalmology Wills Eye Hospital, Philadelphia, US
●	Previously Global Head of Ophthalmology Merck and Senior Global Ophthalmologist at Eli Lilly, and VP Clinical Development Alcon

David Venables—VP CMC/Manufacturing
●	Bioprocess CMC with specific expertise in viral and non-viral gene therapy, antibody and
●	recombinant vaccine products
●	20+ years in biologics product development at biotech and large pharma
●	Numerous manufacturing and Commercial senior management positions

Leigh Shaw- VP Regulatory
●	Drug development professional with 20 years biotech, pharmaceutical industry
●	Extensive experience of Ophthalmic CMC, pharmacology/toxlcology and clinical trials
●	Work experience includes senior positions at Gregory Fryer Assoc, Huntingdon Life Sciences and GSK

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Development Overview

Nightstar intends to progress the programmes through the necessary pre-clinical, IND/CTA enabling and clinical development phases necessary to achieve regulatory product licensure in the US and EU. The programs are in various stages of pre-clinical development and will require a significant amount of activity to get clinic ready. It is anticipated that a number of IND-enabling activities are ‘pipeline’ activities; synergistic activities applicable to all the programmes, supporting the development through to entry into clinical testing.

Given the early stage, the number of programs and the available resources, the programmes will proceed into the clinic in a serial fashion. The order in which the programmes progress will be determined by a multifactorial assessment of the following criteria:

•	Overall disease severity

•	Clinical tractability (well defined measureable endpoints accepted by regulatory bodies)

•	Competitive intensity

•	IP freedom to operate, potential for blocking IP

•	Program maturity/Clinic readiness

•	Probability of technical success

•	Market potential

Each programme will follow approximately equivalent detailed project plans leading up to BLA/MAA for each programme. The project plans incorporate all CMC, non-clinical and clinical activities and are significantly refined by the Company’s experience developing its lead Choroideremia programme.

It is assumed that the first programme would enter into a phase I/II study [*] months after the execution of the licence. The second program would follow approximately [*] post the commencement of program 1 and each successive program will begin [*] from the initiation of the previous program. Each program will consist of a pre-clinical, CMC, Phase 1/2, Pivotal and Regulatory Approval phase which is estimated to take [*] from initiation to approval, for programmes with less clear endpoints or more sophisticated mechanisms, proof-of-concept trials are expected to be longer. These timelines are consistent with our lead Choroideremia program.

Figure 1 shows an overview of the estimated timeline for development of the X-linked retinitis pigmentosa gene therapy programme. A more detailed development plan will be generated following execution of the license.

[*]

*For programs with less dear endpoints or more sophisticated mechanisms PoC trials are expected to be longer

X-linked Retinitis Pigmentosa Background

X-linked retinitis pigmentosa (XLRP) is a severe and early onset form of retinal degeneration, and no treatment is currently available. The most prevalent form of XLRP is caused by mutations in the retinitis pigmentosa GTPase regulator (RPGR) gene. Mutations in RPGR account for over 70% of XLRP patients (Beltran et al. PNAS 2012). XLRP is caused by progressive loss of rod and cone photoreceptors. Patients experience night blindness, usually starting in childhood, followed by loss of visual fields culminating in legal and often complete blindness. The median age of legal blindness being around 45 years in these patients (Sandberg et al. Invest Ophthalmol Vis Sci 2007). Family history is an important part of diagnosis. Once suspected, molecular genetic testing can make a definitive diagnosis and distinguish XLRP caused by mutations in RPGR from other forms of RP.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Gene therapy for the disease

Photoreceptor cells achieve efficient transduction of light to neural signals in part by the elaboration of a specialized organelle known as the outer segment and the retina-specific RPGR-ORF15 splice variant is essential for long-term maintenance of photoreceptor viability (Hong et al. Invest Ophthalmol Vis Sci 2005). Outer segments are densely packed with stacked disk membranes containing abundant photopigment rhodopsin (in rods) or cone opsins (in cones) whereas these proteins are barely detectable elsewhere. The outer segment is linked to the cell body via a connecting cilium where RPGR is localised. RPGR appears to be involved in the maintenance of the polarized distribution of outer segment-specific proteins such as the photopigments (Hong et al. PNAS 2000).

Two clinically relevant canine models showed that sub-retinal, adeno-associated viral (AAV)-mediated human RPGR gene transfer to rods and cones can prevent disease onset and rescue photoreceptors at early- and mid-stages of degeneration (Beltran et al. PNAS 2012). Robert MacLaren’s landmark clinical trial has demonstrated that sub-retinal gene therapy can be applied to the eye safely to restore a missing protein (MacLaren et al. Lancet 2014), therefore, there is a strong rational for conducting clinical efficacy and safety studies in humans.

Robert MacLaren has developed a novel gene therapy vector, [*]

[*]

[*]

[*]

[*]

[*]

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SCHEDULE 4 - THE PROJECT

The research and development projects into gene therapy for the treatment of X Linked RP RPGR supervised by Professor Robert MacLaren

Isis Project Number: [*]

Isis Project Title: RPGR therapy

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

AS WITNESS this agreement has been signed by the duly authorised representatives of the parties.

SIGNED for and on behalf of ISIS INNOVATION LIMITED:		SIGNED for and on behalf of NIGHTSTARX LIMITED:

Name:	Linda Naylor	Name:	C. Hollowood

Position:	Managing Director Isis Innovation Ltd.	Position:	Chairman

Signature:	/s/ L. Naylor	Signature:	/s/ C. Hollowood

Date:	3/11/2015	Date:	5 November 2015